Exhibit 11
                            THERMOSPECTRA CORPORATION

                        Computation of Earnings per Share


                                                          Three Months Ended
                                                      -------------------------
                                                        March 30,      April 1,
                                                             1996          1995
- - -------------------------------------------------------------------------------
Computation of Primary Earnings per Share:

Net income (a)                                        $ 1,436,000   $   912,000
                                                      -----------   -----------
Shares:
  Weighted average shares outstanding                  12,432,700    10,505,000

  Add: Shares issuable from assumed exercise
       of options (as determined by the
       application of the treasury stock method)                -        83,430
                                                      -----------   -----------

Weighted average shares outstanding, as adjusted (b)   12,432,700    10,588,430
                                                      -----------   -----------

Primary Earnings per Share (a) / (b)                  $       .12   $       .09
                                                      ===========   ===========